EMPLOYMENT AGREEMENT
RHONDA PENNER-DUNLOP

This Employment Agreement ("Agreement") is entered into as of the 1st day of July, 2006 by and between Rhonda Penner-Dunlop ("Executive") and Coffee Pacifica, Inc. a Nevada corporation (the "Company").

WHEREAS, the Company desires to employ Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for her services; and

WHEREAS, Executive wishes to be employed by the Company and provide services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment by the Company.

1.1 Title and Responsibilities. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and the Executive hereby accepts employment effective as of the 1st day of July, 2006, (the "Effective Date"). During the employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company.

1.2 Executive Position. Executive will continue to serve in an executive capacity and shall perform such duties as are customarily associated with her title, consistent with the By Laws and as reasonably required by the Company's President, Chief Executive Officer and the Board of Directors (the "Board").

1.3 Company Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that if the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of Eighty Thousand Dollars ($80,000.00), payable on a biweekly or montly basis in accordance with the normal payroll practices of the Company (including deductions, withholdings and collections as required by law).Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Board.

2.2 Bonus. Executive shall be eligible to participate in the Company's executive level bonus plan throughout the duration of Executive's employment with the Company.

(a) Executive's Performance.  The amount of Executive's bonus will depend upon Executive's performance with respect to certain measurable goals to be established in an executive bonus plan for each fiscal year to be developed by the Board of the Company within thirty (30) days after this Agreement.

(b) Determination of Bonus. The amount of Executive's bonus will be determined within 30 days of the close of the Company's fiscal year and paid within 15 days of such determination. To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year.

(c) Withholding Any cash bonus paid to Executive shall be subject to such withholdings as may be required by law.

2.3 Automobile Allowance. Executive will be entitled to reimbursement of expenses directly associated with the use of personal vehicle for business purposes.

2.4 Standard Company Benefits and Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year.

2.5 Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the Company and the performance of her duties under this Agreement, subject to Executive providing the company with reasonable documentation thereof.

2.6 Healthcare Coverage. The Executive shall be Benefits to include Health Insurance for the Executive and her spouse in accordance with the normal payroll practices of the Company.

2.7 Work Permit The Company shall provide the Executive the necessary documentation for TN work visa for the Executive to the United States Immigration Department. All applicable fees for the TN work visa are the sole responsibility of the Executive.

2.8 Stock Option. The Executive shall have an option to purchase up to one hundred thousand (100,000) shares of Company's Common Stock, prior to January 1, 2010, at an exercise price per shares to be established by the Board. The Stock Option shall be fully vested on the Effective Date. Said Stock Option shall be formalized in a separate Option Agreement between Company and Executive.

2.9 Contract Execution Bonus. The Executive shall receive upon execution of this Agreement for services to be rendered a contract execution bonus in the form of twenty thousand (20,000) common shares of the Company. The shares shall be registered pursuant to a From S-8 registration. These shares shall be issued upon the effective date of this Agreement.

2.10 Annual Contract Bonus. The Executive shall receive an annual bonus in the form of fifty thousand (50,000) common shares of the Company upon completion of twelve months of services. The shares shall be registered pursuant to a From S-8 registration. These shares shall be issued on July 2, 2007. No bonus shall be paid if the Agreement is terminated by either party prior to July 1, 2007.

3. Confidential Information, Rights and Duties.

3.1 Agreement.

(a) Confidential Information.

(i) Executive specifically agrees that she shall not at any time, either during or subsequent to the term of her employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to, the Company's sales and marketing methods, programs and related data, or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of this employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which the Executive might prepare, use, construct, observe, possess or control, shall be and shall remain the Company's sole property.

(ii) For purposes of this Agreement, the term "confidential information" shall not include any information that (A) has been made public by the Company (other than by acts of Executive in violation of this Agreement or other obligation of confidentiality); (B) is developed by Executive independently of any information the Executive learns in the course of fulfilling her duties hereunder; or (C) Executive is legally compelled to disclose; provided that (1) Executive is advised by written opinion of the Executive's counsel, who shall be reasonably satisfactory to the Company, that she is legally required to disclose such information and (2) Executive notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses her best efforts to obtain assurances that confidential treatment will be accorded to such information.

(b) Non-Interference. Any wrongful interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the Executive or any of Executive's agents during or after the term of Executive's employment shall be treated and acknowledged by the parties as a material breach of this Agreement. If such interference occurs at a time that Executive is employed by the Company, such interference shall be grounds for the Company to terminate Executive for Cause.

3.2 Remedies. Executive's duties under this Section 3 shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of this Section 3 would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. Outside Activities.

4.1 Activities. Except with the prior written consent of the Board, Executive will not during her employment with the Company undertake or engage in any other employment, occupation, or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of her duties hereunder.

4.2 Investments and Interests. Executive agrees not to acquire, assume, or participate in, directly or indirectly, any material position, investment, or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Non-Competition. During her employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by her to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5. Termination of Employment.

5.1 Termination With or Without Cause.

(a) At-Will Employment Executive's relationship with the Company is at-will. The Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice.

(b) Definition of Cause. For purposes of this Agreement, "Cause" is defined as the occurrence of one or more of the following: (i) Executive is convicted of or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, (ii) Executive breaches this Agreement or any Agreement entered into with the Company in a manner that materially and adversely affects the Company, (iii) willful misconduct which materially and adversely impacts the Company, or (iv) Executive fails, after receipt of written notice and after receiving a period of at least fifteen (15) days following such notice, to follow the direction of the Board of Directors and perform her obligations hereunder.

(c) Termination for Cause. If Executive is terminated with Cause, the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 2.1 through the date of termination. All other compensation from and after such termination shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Executive shall not be entitled to any severance pay or other payment or compensation whatsoever upon such termination.

5.2 Voluntary Termination; Death or Disability.

(a) Voluntary Termination. Executive may voluntarily terminate her employment with the Company at any time, after which no further compensation will be paid to Executive, except as specifically set forth herein.

(b) Death or Disability. The Executive's employment under this Agreement shall terminate immediately and without notice by the Company upon the death of the Executive. For purposes of this Agreement the Executive will be deemed to have a disability if she becomes physically or mentally incapacitated or disabled or otherwise unable to fully discharge her duties hereunder for a period of 90 consecutive calendar days or for 120 days in any 360-day period.

(c) Definition of Constructive Termination.  For purposes of this Agreement "Constructive Termination" shall mean any one of the following events which occurs on or after the Effective Date of this Agreement: (i) reduction of the Executive's annual base salary; (ii) a material change in Executive's duties or Executive's title; (iii) any material breach by the Company of its obligations under this Agreement; (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or (v) relocation of Employee.

5.3 Severance Benefits.

(a) Severance Payment. In the event the Company terminates Executive's employment without Cause, if Executive terminates her employment due to a Constructive Termination, if Executive dies, or becomes disabled, and provided that Executive or the Estate timely executes a release as described in Section 7 hereof, Executive shall be entitled to a severance payment equal to one month of severance for every year of service.

(b) Healthcare Coverage.  Assuming Employee exercises her right to continued medical benefits in accordance with COBRA, the Company will pay 10% of the premiums for Executive's COBRA coverage as they become due, until the earlier of: (i) the date Executive accepts full time employment and/or becomes covered under another plan; (ii) the date she is otherwise no longer eligible for COBRA coverage; or (iii) six (6) months after the effective date of separation. This Section 5.3(c) shall not apply if Executive's employment is terminated due to death.

5.4 Cessation If Executive violates any provision of Sections 3, 6 or 7 of this Agreement, any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

6. Noninterference.

While employed by the Company, and for one (1) year immediately following the termination date of Executive's employment, Executive agrees not to interfere with the business of the Company.

6.1 Employees. Executive shall not solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

6.2 Customers... Executive shall not directly or indirectly solicit (for a business competitive with the Company) the business of any customer of the Company which at the time of termination or one (1) year immediately prior thereto was listed on the Company's customer list.

7. Release.

In exchange for the benefits and other consideration under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit A (the "Release") upon his termination of employment. Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive's employment with the Company, Executive shall not receive any severance benefits provided under this Agreement.

8. General Provisions.

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at her address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement, as the case may be, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein or therein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same.

8.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement are intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder or thereunder and she may not assign any of her rights hereunder or thereunder without the written consent of the Company.

8.8 Attorney Fees. If either party hereto brings any action to enforce the prevailing party in any such action shall be entitled to recover her or its reasonable attorneys' fees and costs incurred in connection with such action.

8.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or their respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Las Vegas, Nevada and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party.  Nothing in this Section 8.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Nevada as applied to contracts made and to be performed outside Nevada. .

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

____"Shailen Singh" __________________________

COFFEE PACIFICA, INC.

Shailen Singh on Behalf of the Board

_____"Rhonda Penner-Dunlop" _

Rhonda Penner-Dunlop

Executive

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Coffee Pacifica Inc. (the "Company") terminated effective (the "Separation Date"). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of the 1st day of July, 2006 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I agree not to use or disclose any of the Company's proprietary information without written authorization from the Company, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement.  This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my employment agreement which constitute a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release, (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company ("Effective Date").

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

______________________________

Rhonda Penner-Dunlop

Executive